Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:

Lauren Baker

IHS Inc.

(303) 397 2615

lauren.baker@ihs.com

IHS Executives Ron Mobed and Jeff Tarr

Named Co-Presidents and Co-Chief Operating Officers

ENGLEWOOD, Colo. (Nov. 7, 2007) — IHS Inc. (IHS: NYSE), a leading global provider of critical technical information, decision-support tools and strategic services, today announced the promotions of Ron Mobed and Jeff Tarr to the newly created positions of co-presidents and    co-chief operating officers, IHS Inc.

Mobed and Tarr previously served as presidents and chief operating officers of major IHS operating segments.  Their new roles as co-presidents and co-chief operating officers of the company illustrate the increasing integration of company operations as well as a growing cross-over customer base. They will continue to report Jerre Stead, IHS chairman and chief executive officer.

“This is an important evolutionary step in the leadership of IHS and shows our continuing transformation to a company dedicated to putting customers first,” Stead said. “Our customers are looking for critical information and insight in key areas such as energy, security, product lifecycle and environment — areas that often overlap.  Ron and Jeff will work together to leverage and expand the expertise and capabilities from all of our operations to provide greater value and service to customers in these growing opportunities.

“Ron and Jeff also will work together to optimize our investment decisions by identifying opportunities that advance our strategy and deliver the best total company return,” Stead added, “and to improve quality and customer service by creating global centers of excellence.”

Mobed has been president and chief operating office of the Energy segment of IHS since 2004.  Previously he was an executive at Schlumberger, a leading oilfield services provider, where he held various management positions for 22 years. He earned a bachelor’s degree in Engineering from Trinity College at the University of Cambridge, and a master’s degree in Petroleum Engineering from Imperial College at the University of London.

Tarr has been president and chief operating officer of the Engineering segment of IHS since 2004.  Previously, he was chairman and CEO of Hoover’s, a publicly traded business information provider and later, served as president of the Hoover’s subsidiary of D&B subsequent to their acquisition of the company.  He began his career at Bain & Co. and held executive positions at U S WEST.  Tarr holds a bachelor’s degree in Public and International Affairs from Princeton University and an MBA from Stanford University.

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About IHS (www.ihs.com)
IHS (NYSE: IHS) is a leading provider of critical technical information, decision-support tools and strategic services to customers around the world. Our data and services are used in a broad number of industries, including energy, defense, aerospace, construction, electronics, and automotive. IHS translates the value of our global information, expertise and knowledge to enable customer success and create customer delight on a daily basis. Ranging from governments and large multinational corporations to smaller companies and technical professionals in more than 180 countries, customers rely on our offerings to facilitate decision making, support key processes and improve productivity. IHS has been in business for nearly 50 years and employs more than 3,000 people in 35 locations around the world.

IHS is a registered trademark of IHS Inc.  All other company and product names may be trademarks of their respective owners. Copyright © 2007 IHS Inc.  All rights reserved.